Exhibit 99.1

CNH announces voting results of 2026 Annual General Meeting and publishes 2025 Sustainability Report

Basildon, May 8, 2026

CNH Industrial N.V. (NYSE: CNH) today held its 2026 Annual General Meeting (2026 AGM) of shareholders. Among the voting items, shareholders voted to re-appoint Suzanne Heywood and Gerrit Marx as executive directors; re-appoint Elizabeth Bastoni, Howard W. Buffett, Karen Linehan, Alessandro Nasi, and Vagn Sørensen as non-executive directors; and appoint Richard Palmer and Lorenzo Simonelli as non-executive directors.

Shareholders approved the Company’s 2025 financial statements prepared under IFRS. Shareholders also approved a dividend in cash of $0.10 per outstanding common share, totaling approximately $124.2 million.

The dividend will be paid on May 29, 2026, to shareholders of record on May 21, 2026. Shareholders holding CNH common shares deposited in Monte Titoli on the record date will receive the dividend in Euro at the official EUR/USD exchange rate of May 21, 2026 reported by the European Central Bank.

Details on all other proposals voted on by shareholders at the 2026 AGM are available on the Company’s website (investors.cnh.com/events-and-presentations/shareholder-meetings).

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Concurrently with the 2026 AGM, the Company published its 2025 Sustainability Report. It includes CNH’s sustainability priorities, related strategic targets, and the main results achieved throughout 2025.

To consult the Report online, visit: www.cnh.com/- /media/CNHi/cnhicorporate/Sustainability/sustainability_reports/docs/CNH_Sustainability_2025_0605-Final.pdf

CNH Industrial N.V.

Cranes Farm Road

Basildon, Essex, SS14 3AD

United Kingdom

CNH Industrial (NYSE: CNH) is a world-class equipment, technology and services company. Driven by its purpose of Breaking New Ground, which centers on Innovation, Sustainability and Productivity, the Company provides the strategic direction, R&D capabilities, and investments that enable the success of its global and regional Brands. Globally, Case IH and New Holland supply 360° agriculture applications from machines to implements and the digital technologies that enhance them; and CASE and New Holland Construction Equipment deliver a full lineup of construction products that make the industry more productive. The Company’s regionally focused Brands include: STEYR, for agricultural tractors; Raven, a leader in digital agriculture, precision technology and the development of autonomous systems; Hemisphere, a leading designer and manufacturer of high-precision satellite-based positioning, and heading technologies; Flexi-Coil, specializing in tillage and seeding systems; Miller, manufacturing application equipment; and Eurocomach, producing a wide range of mini and midi excavators for the construction sector, including electric solutions.

Across a history spanning over 180 years, CNH has always been a pioneer in its sectors and continues to passionately innovate and drive customer efficiency and success. As a truly global company, CNH’s 34,000+ employees form part of a diverse and inclusive workplace, focused on empowering customers to grow, and build, a better world.

For more information and the latest financial and sustainability reports visit: cnh.com

For news from CNH and its Brands visit: media.cnh.com

Contacts:

Media Relations

Email: mediarelations@cnh.com

Investor Relations

Email: investor.relations@cnh.com